Exhibit 4

Release:	IMMEDIATE RELEASE

Contact:	Brian Yuen

Global-Tech USA, Inc.
Tel.: 212-683-3320

Web Page:	http://www.businesswire.com/cnn/gai.shtml

GLOBAL-TECH APPLIANCES’ SUBSIDIARY SIGNS AGREEMENT

TO MANUFACTURE AND MARKET DIGITAL MP3 PLAYERS

Hong Kong, April 4, 2005 — Global-Tech Appliances Inc. (NYSE: GAI) today announced that its subsidiary, Winway Technology Development Ltd. (“Winway”), has entered into an agreement with SAFA Media Co. Ltd. (“SAFA”) to manufacture and market certain digital MP3 players. SAFA, based in Seoul, South Korea, currently produces and markets a line of digital MP3 players and voice recorders under brand names such as SAFA®, Sound Map® and Recoboy® to customers in South Korea and other countries in Southeast Asia and Europe.

Pursuant to the terms of the agreement, Winway will begin manufacturing certain digital MP3 players for SAFA and will coordinate with SAFA in marketing efforts designed to expand the sales and distribution of these digital MP3 players to customers worldwide. It is also anticipated that Winway and SAFA will pursue future joint manufacturing projects for new digital media products utilizing SAFA’s digital technology.

John C.K. Sham, President and Chief Executive Officer, said: “We are delighted to have the opportunity to team up with SAFA as a partner to manufacture and produce digital MP3 players. The partnership with SAFA is expected to demonstrate the Company’s production and marketing capabilities of high-tech products and enhance its reputation in the marketplace. Additionally, we believe that the technical support and resources made available by SAFA pursuant to the agreement will provide the Company greater access to advances in digital technologies. Production of these digital MP3 players is expected to commence within the next six months.”

Mr. Sham concluded, “We believe that strategic relationships with entities like SAFA will assist us in achieving our goal of transforming a portion of our business to the production of higher-value, technology-oriented products and significantly improve our chances of success. We also continue to believe that our strategy of refocusing our efforts and resources to the manufacture and marketing of products that incorporate advanced technologies is essential for our long-term growth and success in this competitive environment.”

Global-Tech is a holding company, owning subsidiaries that manufacture and market a wide range of consumer electrical products worldwide, including floor care products and small household appliances. These products are marketed by customers under brand names such as Black & Decker®, DeLonghi®, Dirt Devil®, Eureka®, GE®, Hamilton Beach®, Kenwood®, Proctor-Silex®, Sanyo®, Sunbeam®, and West Bend®. Global-Tech’s subsidiary, Global Display Limited, is currently developing and introducing a wide range of consumer products incorporating high-definition flat panel displays (FPDs) that utilize liquid crystal display (LCD), plasma display panel (PDP), liquid crystal on silicon (LCOS), optical, and digital display technologies. Lite Array, Inc., another subsidiary of Global-Tech, is developing and introducing a range of display modules utilizing proprietary small molecule organic light emitting diode (OLED) technology for use in electronic devices, such as cellular phones and MP3 players.

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “estimates,” or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks

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and uncertainties, including but not limited to, the impact of competitive products and pricing, demand for new and existing products in our core business, the financial condition of the Company’s customers, product demand and market acceptance especially of our new display products, our ability to establish ourselves as a proven and reliable manufacturer of LCD TVs, the success of new product development especially in the area of cellular phone components and solutions, compact camera modules, digital MP3 players and other pending projects, reliance on material customers, suppliers and key strategic alliances, the terms and conditions of customer contracts and purchase orders, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recent Report on Form 20-F. The Company does not undertake to update its forward-looking information, or any other information contained or referenced in this press release to reflect future events or circumstances.

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